Exhibit 99.2

                           TIMBERLAND BANCORP, INC.

Certification of Principal Financial Officer Pursuant to 31 CFR Section 30.15

    I, Dean J. Brydon, the Executive Vice President, Chief Financial Officer and Secretary of Timberland Bancorp, Inc. (the "Company") certify, based on my knowledge, that the Company's TARP period began on December 23, 2008, and on December 17, 2008, the Compensation Committee reviewed with the Company's senior risk officers all incentive compensation plans and arrangements for senior executive officers and made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company and further certify, based on my knowledge:

    (i) The Company's Compensation Committee will discuss, review, and evaluate with senior risk officers at least once every six months during the TARP period beginning on September 14, 2009, including at a meeting scheduled for December 22, 2009, the senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to the Company;

    (ii) The Company's Compensation Committee, on December 17, 2008, did not identify any features in SEO incentive compensation plans that encouraged those officers to take unnecessary and excessive risks that could threaten the value of the Company. The Company's Compensation Committee will identify during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company and during that same applicable period will identify any features of the employee compensation plans that pose risks to the Company and will limit those features to ensure that the Company is not unnecessarily exposed to risks;

    (iii) The Company's Compensation Committee will review, at least once every six months during the applicable period, including at a meeting scheduled for December 22, 2009, the terms of each employee compensation plan and will identify the features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee and will limit any such features;

    (iv) The Company's Compensation Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

    (v) The Company's Compensation Committee will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:

         (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

         (B) Employee compensation plans that unnecessarily expose the Company to risks; and

         (C) Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

    (vi) The Company has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or "clawback" provision during any part of the most recently completed fiscal year that was a TARP period, to the extent required by the regulations and guidance established under section 111 of EESA, if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

    (vii) The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009, and ending with the last day of the Company's fiscal year containing that date;

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    (viii)  The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009, and ending with the last day of the Company's fiscal year containing that date,

    (ix) The board of directors of the Company has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009, this policy has been provided to Treasury and the Company's primary regulatory agency; the Company and its employees have complied with this policy during the applicable period; any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

    (x) The Company will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on June 15, 2009, and ending with the last day of the Company's fiscal year containing that date;

    (xi) The Company will disclose the amount, nature, and justification for the offering during the period beginning on June 15, 2009, and ending with the last day of the Company's fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

    (xii) The Company will disclose whether the Company, the board of directors of the Company, or the Company's Compensation Committee has engaged during the period beginning on June 15, 2009, and ending with the last day of the Company's fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

    (xiii) The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on June 15, 2009, and ending with the last day of the Company's fiscal year containing that date;

    (xiv) The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

    (xv) The Company has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year (2010) and the most recently completed fiscal year (2009), with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

    (xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001).


Date:  December 11, 2009                By:/s/ Dean J. Brydon
                                           -------------------------
                                           Dean J. Brydon
                                           Executive Vice President,
                                           Chief Financial Officer and
                                           Secretary

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